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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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LOGO

Dear Fellow Shareholders:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Pinnacle Bankshares Corporation, the holding company for The First National Bank of Altavista. The meeting will be held on Tuesday, April 10, 2007, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our 2006 Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. Your proxy may be revoked at any time before it is voted at the Annual Meeting.

We appreciate your continuing loyalty and support of The First National Bank of Altavista and Pinnacle Bankshares Corporation.

Sincerely,

/s/ Robert H. Gilliam, Jr.
Robert H. Gilliam, Jr.
President & Chief Executive Officer

Altavista, Virginia

March 9, 2007

Pinnacle Bankshares Corporation

622 Broad Street

Altavista, Virginia 24517

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 10, 2007

The 2007 Annual Meeting of Shareholders of Pinnacle Bankshares Corporation will be held at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia, on Tuesday, April 10, 2007, at 11:30 a.m. for the following purposes:

1.	To elect four Class I directors to serve until the 2010 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 20, 2007, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Bryan M. Lemley
Bryan M. Lemley
Secretary

March 9, 2007

IMPORTANT NOTICE

Please complete, sign, date and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies will be revoked.

Pinnacle Bankshares Corporation

622 Broad Street

Altavista, Virginia 24517

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

April 10, 2007

GENERAL

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of Pinnacle Bankshares Corporation (the “Company”) to be held Tuesday, April 10, 2007, at 11:30 a.m. at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is March 9, 2007.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to Proposal 1 set forth in the accompanying notice and further described herein, the proxy will be voted FOR the director nominees named in Proposal 1.

Voting Rights of Shareholders

Only those shareholders of record at the close of business on February 20, 2007, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting is 1,467,589. The Company has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of Company common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter. With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether a proposal has been approved and, therefore, have no effect.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mails, except that officers and regular employees of the Company and The First National Bank of Altavista (the “Bank”) may make solicitations of proxies in person, by telephone or mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the Company’s proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in connection with this activity.

Securities Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of the Company’s common stock, as of March 1, 2007, for each director, director nominee, executive officers, and for all directors, director nominees and executive officers as a group. To the Company’s knowledge, no shareholder of the Company owns more than 5% of the Company’s outstanding common stock.

Name	Amount and Nature of Beneficial Ownership (1)		Ownership as a Percentage of Common Stock Outstanding
A. Willard Arthur	3,259		*
James E. Burton, IV	17,895	(2)	1.22%
John P. Erb	4,890		*
Robert H. Gilliam, Jr.	23,880	(3)	1.61%
R. B. Hancock, Jr.	4,102	(4)	*
James P. Kent, Jr.	19,673	(5)	1.34%
Bryan M. Lemley	2,500	(6)	*
William F. Overacre	1,000		*
Carroll E. Shelton	15,620	(7)	1.06%
John L. Waller	4,093		*
Michael E. Watson	1,313	(4)	*

All directors, director nominees and executive officers as a group (11 persons)	98,225		6.64%

*	Less than 1.0%, based on total outstanding shares of 1,467,589 shares as of March 1, 2007.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.
(2)	Includes 11,852 shares held as custodian for minor children, and excludes 772 shares held solely in spouse’s name.
(3)	Includes 12,000 shares that Mr. Gilliam has the option to purchase under the 1997 Incentive Stock Plan.
(4)	Shares held jointly with spouse.
(5)	Excludes 2,242 shares held solely in spouse’s name.
(6)	Includes 2,500 shares that Mr. Lemley has the option to purchase under the 1997 Incentive Stock Plan.
(7)	Includes 7,620 shares held jointly with spouse.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board is divided into three classes (I, II and III) of directors. The term of office for Class I directors will expire at the Annual Meeting. The four persons named below are being nominated to serve as Class I directors. If elected, the Class I nominees will serve until the 2010 Annual Meeting of Shareholders.

The nominees for election as Class I directors, A. Willard Arthur, John P. Erb, Robert H. Gilliam, Jr., R. B. Hancock, Jr., currently serve as directors of the Company and are standing for re-election.

The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Company’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Company’s Board.

Certain information concerning the nominees for election at the Annual Meeting is set forth below, as well as certain information about the Class II and Class III directors who will continue in office.

Name (Age) and Address	Principal Occupation Last Five Years	Director of Company Since (1)
Class I Directors (Nominees) (To Serve until the 2010 Annual Meeting)

A. Willard Arthur (61)	Retired Chairman and Secretary	1998
Rustburg, Virginia	Marvin V. Templeton & Sons, Inc.

John P. Erb (63)	Assistant Superintendent	1989
Altavista, Virginia	Campbell County Schools

Robert H. Gilliam, Jr. (61)	President & CEO	1979
Lynch Station, Virginia	The First National Bank of Altavista and Pinnacle Bankshares Corporation

R. B. Hancock, Jr. (56)	President & Owner	1994
Huddleston, Virginia	R.B.H., Inc. d/b/a Napa Auto Parts

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

Name (Age) and Address	Principal Occupation Last Five Years	Director of Company Since (1)
Class II Directors (Serving until the 2008 Annual Meeting)

James E. Burton, IV (50)	Vice President, Operations	1998
Lynchburg, Virginia	Marvin V. Templeton & Sons, Inc.

James P. Kent, Jr. (67)	Partner	1980
Hurt, Virginia	Kent & Kent, P.C.

William F. Overacre (65)	Broker/Owner	2002
Forest, Virginia	RE/MAX 1st Olympic, Inc REALTORS

Name (Age) and Address	Principal Occupation Last Five Years	Director of Company Since (1)
Class III Directors (Serving until the 2009 Annual Meeting)

Carroll E. Shelton (56)	Senior Vice President	1990
Hurt, Virginia	The First National Bank of Altavista and Pinnacle Bankshares Corporation

John L. Waller (63)	Owner & Operator	1989
Hurt, Virginia	Waller Farms, Inc.

Michael E. Watson (52)	Controller	2003
Gladstone, Virginia	Flippin, Bruce & Porter, Inc.

(1)	If prior to May 1, 1997, reflects year that director joined the Board of the Bank, the Company’s sole subsidiary. Effective May 1, 1997, the Company became the holding company for the Bank.

Meetings and Committees of the Board of Directors

Board of Directors. The members of the Board of the Directors of the Company also constitute the members of the Board of Directors of the Bank. The Board of Directors conducts its business through meetings of the Company’s Board and through committees of the Bank’s Board, certain of which are described below. The Company became the holding company for the Bank in May 1997, and currently, the Bank’s committees make recommendations to the Company’s Board regarding the audit, compensation and nominating functions. During calendar year 2006, the Company’s Board of Directors held seven meetings and the Bank’s Board of Directors held thirteen meetings. No director attended fewer than 75 percent of the total meetings of the Company’s Board of Directors and the Bank committees on which he or she served during this period. The Board has determined that Messrs. Arthur, Burton, Erb, Hancock, Overacre, Waller and Watson are independent under the listing standards of the Nasdaq Stock Market.

The Company has not adopted a formal policy on board members’ attendance at our annual meeting of shareholders, although all board members are encouraged to attend. All board members attended our 2006 Annual Meeting of Shareholders.

Audit Committee. The Bank’s Audit Committee meets to review reports of the Bank’s internal auditor, who reports directly to the Audit Committee, and reviews the annual report of the Company’s independent auditors. The members of the Audit Committee are Messrs. Burton (Chair), Hancock, Waller and Watson and they met four times in 2006. In addition, the Chairman of the Audit Committee held discussions with the Company’s independent auditors each quarter prior to the filing of the Company’s Quarterly Reports on Form 10-Q as required by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Company’s Board of Directors has determined that all of the members of the Audit Committee are independent for audit committee purposes under the listing standards of the Nasdaq Stock Market and applicable SEC regulations. The Board of Directors has also determined that Mr. Watson qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee operates pursuant to a written charter, which is available on the Bank’s website at www.1stnatbk.com under “Investor Relations.”

Compensation Committee. The Bank’s Compensation Committee reviews officer and employee compensation and employee benefit plans and makes recommendations to the Bank’s Board concerning such matters. The Compensation Committee makes recommendations as to the employment of officers of the Bank. Members of the Compensation Committee are Messrs. Erb (Chair), Arthur, Hancock and Overacre, and they met three times in 2006. The Board has determined that all members of the Compensation Committee are independent for compensation committee purposes under the listing standards of the Nasdaq Stock Market. The Compensation Committee operates pursuant to a written charter, which is available on the Bank’s website at www.1stnatbk.com under “Investor Relations.”

Nominating Committee. The Nominating Committee’s duties include consideration of candidates for board election. At this time, the Nominating Committee does not have a formal written charter. The Nominating Committee makes a recommendation to the Company’s Board concerning candidates for any vacancy that may occur and the entire Board then determines which candidate(s) should be nominated for the shareholders’ approval. The members of the Nominating Committee are Messrs. Arthur, Burton, Erb and Gilliam, and they met four times time in 2006. The Company’s Board of Directors has determined that all of the members of the Nominating Committee are independent for nominating committee purposes under the listing standards of the Nasdaq Stock Market, except Mr. Gilliam.

While the Nominating Committee has no formal procedure for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Company’s Secretary, Pinnacle Bankshares Corporation, 622 Broad Street, Altavista, Virginia 24517, and must be received by February 8, 2008, in order to be considered by the Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee.

In addition, in accordance with the Company’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the shareholder gives written notice of his or her intent to make such nomination. In accordance with the Company’s bylaws, a shareholder nomination must include the nominee’s written consent to serve as a director of the Company if selected, sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of the Company’s securities, his or her principal occupation for the past five years and his or her age, sufficient identification of the nominating shareholder, including the shareholder’s name and address, a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder, and a representation by the shareholder that he or she is the owner of stock of the Company entitled to vote at the annual meeting and that he or she intends to appear at the annual meeting (in person or by proxy) to nominate the individual specified in the notice. Nominations must be received by the Company’s Secretary at the Company’s principal office in Altavista, Virginia, no later than February 8, 2008 in order to be considered for the annual election of directors in 2008, or 90 days prior to the 2008 annual meeting of shareholders if such meeting is held more than 90 days after February 8. These requirements are more fully described in Article III, Section 16 of the Company’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Company’s Secretary.

The Nominating Committee may identify director nominees through a combination of referrals, including by management, existing Board members and shareholders, and direct solicitations, where warranted. Once a candidate has been identified, the Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, the Nominating Committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the Board.

Minimum Qualifications for Directors

The Nominating Committee seeks candidates who possess the background, skills and expertise to make a significant contribution to the Board and to the Company and its shareholders. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition at the time. However, minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting the Company and the Bank and time available for meetings and consultation on Company and Bank matters.

Shareholder Communications with the Board of Directors

The Company provides an informal process for shareholders to send communications to its Board of Directors. Shareholders who wish to contact the board of directors or any of its members may do so in writing to Pinnacle Bankshares Corporation, P.O. Box 29, Altavista, Virginia 24517. Correspondence directed to an individual board member will be referred, unopened, to that member. Correspondence not directed to a particular board member will be referred, unopened, to the acting Chairman.

Directors’ Fees

The Board of Directors of the Company determines the compensation for its directors. The Company uses compensation survey information from similar sized companies to determine the appropriate levels of compensation. All directors of the Company receive an annual retainer of $1,500. In addition, directors of the Bank receive an annual retainer of $4,000 and, in addition, the Bank’s outside directors receive $250 for each committee meeting attended. Directors may defer payment of all retainers and fees. The Company established a nonqualified deferred compensation plan in January 1998 for directors, which is administered by the Virginia Bankers Association Benefits Corporation (the “VBA”).

The following table summarizes director compensation earned for 2006.

DIRECTOR COMPENSATION

Name (1)	Fees Earned ($)
A. Willard Arthur	11,250
James E. Burton, IV	11,250
John P. Erb	13,250
R.B. Hancock, Jr.	8,750
James P. Kent, Jr.	12,500	(2)
William F. Overacre	12,500
John L. Waller	10,500
Michael E. Watson	10,500

(1)	Compensation for Directors Robert H. Gilliam, Jr. and Carroll E. Shelton is included in the Summary Compensation Table.
(2)	$6,250 of Mr. Kent’s director compensation earned in 2006 was deferred under the VBA Deferred Compensation Plan for Pinnacle Bankshares Corporation.

Interest of Management in Certain Transactions

As of December 31, 2006, borrowing by all policy-making officers, directors, and principal shareholders and their associates amounted to $1,697,000, or 6.93% of total capital. The maximum aggregate amount of such indebtedness during 2006 was $1,698,000, or 6.93% of total year-end capital. These loans were made in the ordinary course of the Bank’s business, and in the opinion of management of the Bank, all such loans and commitments for loans were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the same time for comparable transactions with other persons and do not involve more than a normal risk of collectibility or present other unfavorable features. The Bank expects to have in the future similar banking transactions with officers, directors, principal shareholders and their associates.

The Company does not have a formal written policy regarding the review of potential conflicts of interest between the Company and the Bank and the Company’s directors, executive officers and their associates. However, the Board of Directors is responsible for reviewing and approving, ratifying or disapproving any non-banking transactions with the Company or the Bank in which directors, executive officers or their associates may participate.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy. The Company does not have written employment agreements with senior management. The compensation of senior management is a mix of base salary, incentive compensation and equity compensation designed to be competitive with the Company’s peers and to enhance long-term value to the Company’s shareholders. The compensation setting process consists of establishing a targeted overall compensation for the Company by the Compensation Committee. Under the incentive compensation program, at the beginning of each year, the Committee recommends for approval by the Board of Directors annual performance goals for a series of key performance indicators for the Company representing growth, profitability, asset quality and productivity (such as loan and deposit growth, net interest margin, noninterest income, past dues, net charge-offs and noninterest expense), and estimated percent of base salary payout levels for achieving those performance goals. The base salary percentage levels are the same for all employees. At the end of the year, the Board of Directors evaluates the Company’s performance with respect to the various performance goals established earlier in the year and based on this evaluation, employees are paid the base salary percentage as cash incentive compensation for the year. Incentive compensation expense is accrued each month and is paid to employees in December, if any is earned.

Compensation Committee. The Compensation Committee is composed of four independent directors. The Bank’s Compensation Committee reviews officer and employee compensation and employee benefit plans and makes recommendations to the Bank’s Board concerning such matters. The Committee’s membership is determined by the Board. The Committee met three times in 2006.

The Compensation Committee reviews the performance of the President and CEO and determines the appropriate compensation for the following year. The Committee also determines any equity compensation or other compensation the President and CEO may receive.

Pursuant to its charter, the Compensation Committee may delegate its duties to any subcommittee or any member of senior management. Compensation of senior management is determined by the President and CEO with direction from the Compensation Committee staying within the targeted overall compensation budgeted by the Company.

Targeted Overall Compensation and Executive Compensation. The Company prices employment positions through comparison to market by using local, statewide and industry specific survey data. The market data is primarily drawn from the VBA Salary, Benefits and Directors Compensation Survey that is compiled annually by an independent accounting firm selected by the Virginia Bankers Association. This survey includes data from financial institutions that are similar to the Bank in asset size and/or geographic location. The Bank may occasionally also draw information from other sources that are deemed to be reliable for pricing positions within the Bank’s market area.

Positions are evaluated based on external equity, which is the relative marketplace job worth of every position within the Company directly comparable to similar positions in other depository institutions. Positions are also evaluated based on internal equity, which is the relative worth of each position within the Company when comparing the required level of job competencies, formal training and experience, responsibility and accountability of positions at the Company.

Pricing for jobs is flexible enough to ensure that the Company is able to recruit and retain a highly qualified workforce, while providing the structure necessary to effectively manage the overall compensation program. The Company also uses past Company performance, expected performance for the upcoming year, expected personnel needs and other variables to determine the targeted overall compensation for each year.

Based upon variables mentioned above, the Compensation Committee increased the Chief Executive Officer’s base salary from $166,790 in 2005 to $175,000 in 2006. This amount is within the salary range of peer chief executive officers in the banking industry. The CEO also participates in the same incentive compensation program available to all employees of the Company. This cash incentive earned by the CEO represented 5.72% of base salary in 2006 and 3.95% of his base salary in 2005.

The Chief Financial Officer’s base salary was increased from $65,520 in 2005 to $86,353 in 2006. The CFO’s salary was increased to better align his salary with those of his peers in the banking industry. The CFO’s cash incentive earned represented 5.72% of his base salary in 2006 and 3.95% of his base salary in 2005.

The Chief Lending Officer’s base salary was $94,120 in 2005 and $98,760 in 2006. This amount is within the salary range of his peers in the banking industry. The CLO’s incentive pay represented 5.72% of his base salary in 2006 and 3.95% of his base salary in 2005.

Stock option awards granted are based upon level and length of employment. The Company grants stock options as a reward to its employees and as a retention tool as stock awards vest over a five-year period. No stock options were awarded to employees in 2006.

Change in Control Agreements. Senior management has contributed significantly to the Company’s success, and the Company believes that it is important to protect them in the event of a change in control. Further, it is the Company’s belief that the interests of shareholders will be best served if the interests of senior management are aligned with theirs, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Messrs. Gilliam, Lemley and Shelton have change in control agreements with the Company. These change in control benefits are “double trigger,” which means that the benefits under them are payable only if the executive’s employment is terminated other than for cause, death, disability or retirement or the executive resigns for good reason after a change in control of the Company. In the event of a termination following a change in control, the Company also continues health and other insurance benefits for three years. The Company believes that these levels of benefits are consistent with the general practice among its peers in the banking industry, although it has not conducted a study to confirm this. The change in control agreements we have entered into with Messrs. Gilliam, Lemley and Shelton are described under “Change in Control Agreements” on page 12.

Perquisites; Other Compensation. The Compensation Committee annually reviews any perquisites that senior management may receive. In general, the Company does not provide its executives with many of the types of perquisites that other companies offer their executives, such as vehicle allowances or club dues. In addition to the cash and equity compensation described above, the Company provides senior management with the same benefit package available to all of its salaried employees. This package includes:

•	Health and dental insurance (portion of costs);

•	Basic life insurance;

•	Long-term disability insurance;

•	Participation in the Company’s 401(k) Thrift Plan (including the Company match, when applicable); and

•	Participation in the Company’s Retirement Plan.

Relocation benefits may also be reimbursed but are individually negotiated when they occur.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2006, Messrs. Arthur, Erb, Hancock and Overacre served on the Compensation Committee, each of whom is an outside, independent director who has never served as an employee of the Company, the Bank or their subsidiaries.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee has approved this Compensation Discussion and Analysis to be included in this Proxy Statement.

Compensation Committee Members

John P. Erb - Chair
A. Willard Arthur
R.B. Hancock, Jr.
William F. Overacre

EXECUTIVE COMPENSATION

The following table provides compensation information concerning Mr. Gilliam, President and CEO, Mr. Lemley, Vice President and Chief Financial Officer and Mr. Shelton, Senior Vice President, the named executive officers of the Company for 2006 pursuant to Item 402 (a)(3) of Regulation S-K. All compensation, other than director fees for service on the Company’s Board of Directors, was paid by the Bank, the Company’s wholly-owned subsidiary. The following table summarizes compensation earned by executive officers in 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ( $)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert H. Gilliam, Jr. President and CEO	2006	181,000	(4)	10,010	5,530	3,572	200,112
Bryan M Lemley Vice President and Chief Financial Officer	2006	86,353		4,939	10,705	187	102,184
Carroll E. Shelton Senior Vice President and Chief Lending Officer	2006	104,760		5,649	3,679	339	114,427

(1)	Includes combined Company and Bank Board retainers of $6,000 in 2006 for Messrs. Gilliam and Shelton.
(2)	The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under the Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements
(3)	“All Other Compensation” consists entirely of the imputed cost of coverage in excess of $50,000 of group-term life insurance provided under an employee policy. The cost is calculated using the IRS Premium Table.
(4)	$3,500 of Mr. Gilliam’s director’s compensation earned in 2006 was deferred under the VBA Deferred Compensation Plan for Pinnacle Bankshares Corporation.

The following table summarizes certain information with respect to incentive-based cash awards granted to the named executive officers during or for the year-end December 31, 2006, under the Company’s annual incentive compensation program available to all employees, and reflects the amounts that could have been paid under each such award.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Robert H. Gilliam, Jr.		7,175
Bryan M. Lemley		3,537
Carroll E. Shelton		4,049

(1)	Reflects possible payouts for 2006 performance under the Company’s incentive compensation program. The target amount reflects the amount of incentive compensation (based on a percentage of the employee’s base salary) that would be earned if the Company achieved the performance goals at the levels the Compensation Committee anticipated the goals would be met. There is no stated minimum or maximum incentive compensation, although historically awards tend to be earned at close to the target level. The actual amount of incentive compensation earned by each named executive officer for 2006 is reported under “Non-equity Incentive Plan Compensation” in the Summary Compensation Table on page 10.

Incentive Stock Plans. The Company adopted the 1997 Incentive Stock Plan effective May 1, 1997 and the 2004 Incentive Stock Plan effective May 1, 2004 (together, the “Incentive Plans”). The Incentive Plans make available up to 50,000 and 100,000 shares of common stock, respectively, for awards to key employees of the Company and its subsidiaries in the form of stock options, stock appreciation rights, and restricted stock (collectively, “Awards”). To date, the Company has only granted stock options under these Incentive Plans. The purpose of the Incentive Plans is to promote the success of the Company and its subsidiaries by providing incentives to key employees that will promote the identification of their personal interests with the long-term financial success of the Company and with growth in shareholder value. The Incentive Plans are designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

Under the terms of both Incentive Plans, the Compensation Committee of the Board of Directors of the Bank (the “Committee”) administers the plans. No director may serve as a member of the Committee if he is eligible to participate in either Incentive Plan or was at any time within one year prior to his appointment to the Committee eligible to participate in either Incentive Plan. The Committee has the power to determine the key employees to whom Awards shall be made.

Each Award under the Incentive Plans is made pursuant to a written agreement between the Company and the recipient of the Award (the “Agreement”). In administering the Incentive Plans, the Committee has the authority, subject to approval, amendment and modification by the Board of Directors of the Company, to determine the terms and conditions upon which Awards are made and exercised, to determine terms and provisions of each Agreement, to construe and interpret the Incentive Plans and the Agreements, to establish, amend, or waive rules or regulations for the Incentive Plan’s administration, to accelerate the exercisability of any Award, the end of any performance period, or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the Incentive Plans.

The Board may terminate, amend, or modify the Incentive Plans from time to time in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations under Section 16 of the Securities Exchange Act of 1934 or pursuant to any other applicable laws, rules, or regulations.

Neither Mr. Gilliam, Mr. Lemley nor Mr. Shelton exercised any stock options during 2006. The following table includes certain information with respect to the value of all previously awarded unexercised options held by the named executive officers at December 31, 2006.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Robert H. Gilliam Jr.	12,000	(1)	0	$10.00	5/1/2007
Bryan M. Lemley	2,500	(2)	0	$14.00	7/1/2011
Carroll E. Shelton	8,000	(1)	0	$10.00	5/1/2007

1)	These options became exercisable in five equal installments on the first, second, third, fourth and fifth anniversaries of the grant date of 5/1/1997.
2)	These options became exercisable in five equal installments on the first, second, third, fourth and fifth anniversaries of the grant date of 7/1/2001.

Change in Control Agreements. The Company has entered into agreements with Messrs. Gilliam, Lemley and Shelton that provides for severance payments and certain other benefits if their employment terminates under specified conditions after a “change in control” (as defined therein) of the Company. Payments and benefits will be paid under each agreement only if, within two years and 60 days following a change in control, the executive (i) is terminated involuntarily without “cause” (as defined therein) and not as a result of death or disability, or (ii) terminates his employment voluntarily for “good reason” (as defined therein), including the executive’s unilateral decision to leave during any of three 60 day window periods (each beginning on the date of the change in control and the first and second anniversaries thereof). “Change in control” is defined generally to include (i) an acquisition of 20% or more of the Company’s common or voting stock, (ii) certain changes in the composition of the Company’s Board of Directors, (iii) consummation of certain business combinations or asset sales in which the Company’s historic shareholders hold less than 60% of the resulting or purchasing company or (iv) shareholder approval of the liquidation or dissolution of the Company.

In the event of a covered termination following a change in control, Mr. Gilliam will be entitled to receive (i) a severance payment made over three years or in a lump sum equal to 2.5 times the sum of Mr. Gilliam’s highest annual base salary during the 24-month period ending on the date of the change in control and his highest bonuses for any of the Company’s three fiscal years ending immediately prior to the date of the change in control and (ii) a continuation of employee welfare benefits for three years. In addition, Mr. Gilliam will have the right to require the Company to purchase his principal residence at its fair market value if he requests within one year after his termination of employment. The total payments and benefits payable, including any parachute payments otherwise made, to Mr. Gilliam may not exceed the maximum amount that may be paid without the imposition of a “golden parachute” federal excise tax on Mr. Gilliam and may also be limited by applicable banking limitations on golden parachutes.

In the event of a covered termination following a change in control, Mr. Lemley will be entitled to receive (i) a severance payment made over three years or in a lump sum equal to 2 times the sum of Mr. Lemley’s highest annual base salary during the 24-month period ending on the date of the change in control and his highest bonuses for any of the Company’s three fiscal years ending immediately prior to the date of the change in control and (ii) a continuation of employee welfare benefits for three years. The total payments and benefits payable, including any parachute payments otherwise made, to Mr. Lemley may not exceed the maximum amount that may be paid without the imposition of a “golden parachute” federal excise tax on Mr. Lemley and may also be limited by applicable banking limitations on golden parachutes.

In the event of a covered termination following a change in control, Mr. Shelton will be entitled to receive (i) a severance payment made over three years or in a lump sum equal to 2 times the sum of Mr. Shelton’s highest annual base salary during the 24-month period ending on the date of the change in control and his highest bonuses for any of the Company’s three fiscal years ending immediately prior to the date of the change in control and (ii) a continuation of employee welfare benefits for three years. The total payments and benefits payable, including any parachute payments otherwise made, to Mr. Shelton may not exceed the maximum amount that may be paid without the imposition of a “golden parachute” federal excise tax on Mr. Shelton and may also be limited by applicable banking limitations on golden parachutes.

Based upon a hypothetical termination date of December 31, 2006, the change in control termination benefits for our CEO, CFO and CLO would have been as follows:

	Robert H. Gilliam, Jr.	Bryan M. Lemley	Carroll E. Shelton
Base Salary	$437,500	$172,706	$197,520
Healthcare and other insurance benefits	$41,972	$28,058	$29,195
Purchase of home if requested	$171,400	NA	NA

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under the Bank’s Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Robert H. Gilliam, Jr.	Retirement Plan	36	919,360
Bryan M. Lemley	Retirement Plan	7	18,290
Carroll E. Shelton	Retirement Plan	33	382,464

(1)	Includes amounts, which the named executive officer may not currently be entitled to receive because such amounts are not vested.

Retirement Plans. The Bank maintains a Non-Contributory Defined Benefit Retirement Plan (the “Retirement Plan”) covering substantially all employees who have reached the age of 21 and have been fully employed for at least one year. The Retirement Plan, sponsored by the Virginia Bankers Association, provides participants with retirement benefits related to salary and years of credited service. Employees become vested after five plan years of service, and the normal retirement date is the first day of the month coinciding with or following the employee’s 65th birthday. The Retirement Plan does not cover directors who are not active employees. The amount expensed for the Retirement Plan during the year ended December 31, 2006, was $239,346.

The following table shows the estimated annual retirement benefits payable to employees in the average annual salary and years of service classifications set forth below assuming retirement at the normal retirement age of 65.

ANNUAL RETIREMENT BENEFIT:	The First National Bank of Altavista

Five-Year Average Salary	YEARS OF CREDITED SERVICE
	10	15	20	25	30	35
$25,000	$3,750	$5,625	$7,500	$9,375	$11,250	$12,188
40,000	6,525	9,788	13,050	16,313	19,575	21,338
55,000	9,900	14,850	19,800	24,750	29,700	32,588
75,000	14,400	21,600	28,800	36,000	43,200	47,588
100,000	20,025	30,038	40,050	50,063	60,075	66,338
125,000	25,650	38,475	51,300	64,125	76,950	85,088
150,000	31,275	46,913	62,550	78,188	93,835	103,838
175,000	36,900	55,350	73,800	92,250	110,700	122,588
200,000	42,525	63,788	85,050	106,313	127,575	141,338

Benefits under the Retirement Plan are based on a straight life annuity assuming full benefit at age 65, no offsets, and covered compensation of $36,000 for a person age 65 in 2006. Compensation taken into account under the Retirement Plan is limited by the Code’s compensation limit, which is $220,000 for the plan years beginning October 1, 2005 and 2006 and which is adjusted periodically for inflation. The estimated annual benefit payable under the Retirement Plan upon retirement is $108,163 for Mr. Gilliam, credited with 36 years of service, $43,390 for Mr. Lemley, credited with 7 years of service and $57,392 for Mr. Shelton, credited with 33 years of service. Benefits are estimated on the basis that each will continue to receive, until age 65, covered salary in the same amount paid in 2006.

Profit Sharing/401(k) Plan. The Bank adopted a Defined Contribution Profit Sharing Thrift Plan (the “Thrift Plan”) effective January 1, 1997. The Thrift Plan, sponsored by the Virginia Bankers Association, includes a 401(k) savings provision that authorizes a maximum voluntary salary deferral of up to 15% of compensation, subject to statutory limitations. All full-time employees who have reached the age of 21 with at least six months of service are eligible to participate. Contributions and earnings, which are tax-deferred, may be invested in various investment vehicles offered through the Virginia Bankers Association. The profit sharing arrangement allows for employer contributions in such amounts, if any, as the Board of Directors determines. Employees become 100% vested in any employer contributions that may be made after five plan years of service. The Bank made no contributions to the Thrift Plan for the year ended December 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and 10% beneficial owners of the Company’s common stock to file reports concerning their ownership of and transactions in such common stock. Based on a review of these reports filed by the Company’s officers and directors, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 2006.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence requirements of applicable SEC regulations and the Nasdaq Stock Market’s listing standards for audit committee members, has furnished the following report:

The Audit Committee (the “Committee”) reviews the Company’s financial reporting process on behalf of the Board. The role and responsibilities of the Committee are set forth in a written Charter adopted by the Board. The Committee reviews the Charter annually and, when appropriate, recommends changes to the Company’s Board. The charter was last amended in 2004. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and to issue a report thereon. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors to discuss the consolidated audited financial statements for the year ended December 31, 2006. Management represented to the Committee that the Company’s audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including their judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within Generally Accepted Accounting Principles for policies and practices related to material items that have been discussed with management of the Company; and other material written communications between the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences.

The Committee also discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee Members

James E. Burton, IV - Chair
R. B. Hancock, Jr.
John L. Waller
Michael E. Watson

PRINCIPAL ACCOUNTANT

The Audit Committee has selected the firm of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm to audit the books of the Company and the Bank for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Company and the Bank, and to perform such other appropriate accounting services as may be required by the Audit Committee. Cherry, Bekaert & Holland, L.L.P. audited the books of the Company and the Bank for 2006. A representative of Cherry, Bekaert & Holland, L.L.P. is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he so desires, and to respond to appropriate questions of the shareholders.

PRINCIPAL ACCOUNTANT FEES

The following table presents fees for professional audit services rendered by Cherry, Bekaert & Holland, L.L.P. for the audit of the Company’s annual financial statements for the years ended December 31, 2006, 2005 and 2004 and fees billed for other services rendered by Cherry, Bekaert & Holland, L.L.P. during those periods.

Year Ended December 31	2006	2005	2004
(In thousands)
Audit Fees	$50.0	$32.5	$27.5
Audit Related Fees(1)	2.0	2.5	2.5
Tax Fees(2)	4.0	7.5	7.5
All Other Fees	—	—	—
Total	$56.0	$42.5	$37.5

(1)	Includes annual financial statement audit and limited quarterly review services.
(2)	Represents income tax services other than those directly related to the audit of the income tax accrual.

All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by Cherry, Bekaert & Holland, L.L.P. was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

Pre-Approval Policies

The Audit Committee reviews and pre-approves all auditing services and permitted non-audit services performed by the Company’s independent auditors, as well as corresponding fees, subject to the de minimis exception for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

The Audit Committee may form and delegate authority to, when appropriate, subcommittees consisting of one or more members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the Committee at its next scheduled meeting.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance the determination of a majority of the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

In accordance with the Company’s bylaws, proposals of shareholders intended to be presented at the 2008 Annual Meeting (other than director nominations) must be in the form prescribed in Article III, Section 17 of the Company’s bylaws and received by the Company no later than November 10, 2007, provided that if the 2008 Annual Meeting date has changed by more than 30 days from April 10, 2008, such notice must be given not less than 90, nor more than 120 days prior to the date set for the 2008 Annual Meeting. In addition, Under applicable law and in accordance with the Company’s bylaws, the Board of Directors need not include an otherwise appropriate shareholder proposal (other than shareholder nominations for director candidates) in its proxy statement or form of proxy for that meeting unless the proposal is received by the Company’s Secretary, at the Company’s principal office in Altavista, Virginia, on or before the date set forth above.

The proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by November 10, 2007, in writing delivered to the Company’s Secretary.

By Order of the Board of Directors

/s/ Bryan M. Lemley
Bryan M. Lemley
Secretary

Altavista, Virginia

March 9, 2007

A copy of the Company’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2006, will be furnished without charge to shareholders upon written request directed to the Company’s Secretary at the address set forth on the first page of this Proxy Statement.

FORM OF

REVOCABLE PROXY

PINNACLE BANKSHARES CORPORATION

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS

APRIL 10, 2007

This Proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Pinnacle Bankshares Corporation (the “Company”) hereby appoints E.H. Frazier, Jr., Henry S. Pittard and Percy O. Moore as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Corporation standing in the name of the undersigned shareholder as of February 20, 2007, at the annual meeting of shareholders (the “Annual Meeting”) to be held at 11:30 a.m. Eastern Time, on Tuesday, April 10, 2007, at the Fellowship Hall of Altavista Presbyterian Church, located at 707 Broad Street, Altavista, Virginia and at any adjournments thereof, upon each of the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

1.	To elect four Class I directors for three-year terms (Proposal 1):

Nominees: A. Willard Arthur, John P. Erb, Robert H. Gilliam, Jr. and R.B. Hancock, Jr.

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) in the space provided below.

2.	The proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the meeting in accordance with the determination of a majority of the Company’s Board of Directors.

Please check box if you plan to attend the April 10, 2007 Annual Meeting. ☐

Number Attending ☐

This proxy will be voted as directed by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted by the proxy agents in accordance with the determination of a majority of the Company’s Board of Directors. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and requesting to vote in person. The undersigned shareholder hereby acknowledges receipt of the Notice of the 2007 Annual Meeting of shareholders and related Proxy Statement.

Please be sure to sign and date this Proxy in the box below.

                                                      Date:                             , 2007

Shareholder sign above                      Co-holder (if any) sign above

Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and any other fiduciary should sign and indicate his or her full title. When shares have been issued in the name of two or more persons, all should sign.

Detach above card, sign, date and mail in postage-paid envelope provided.

PINNACLE BANKSHARES CORPORATION

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.